Exhibit 99.2
October 31, 2023

Fellow Shareholders:

Our company continues to generate strong adjusted EBITDA and free cashflow despite a difficult operating environment, allowing us to continue investing strategically ahead of the next economic cycle. We remain focused on expense discipline and optimizing execution across our core business to drive continued margin expansion. We believe that this work positions us for stronger financial results when the revenue environment begins to recover.

The markets we serve remained challenged in the third quarter, as rising interest rates and persistent inflation continue to hamper results at our lender and insurance partners. Consumer demand for loans and insurance remains high, but tighter overall financial conditions are pressuring our partners' ability to meet that demand.

During the quarter we successfully launched our rebranded and newly designed MyLendingTree customer app named Spring. The re-tooled experience provides more personalization based on consumer and lender preferences that we believe will help drive more tailored offers for our members and higher conversion for our partners. We have several enhancements in the development pipeline, with scheduled public launch by Q1.

We established our mortgage innovation lab during Q3. Staffed with a cross-functional team, the group is working on solutions to improve the customer experience throughout the mortgage application journey, and to help our partners close more loans. Given our leading position with consumers and partners in the mortgage industry, we are investing now to capitalize on an eventual recovery in the housing market.

We have also made steady progress reconfiguring our TreeQual platform, which was originally designed to match our authenticated MyLendingTree members with pre-approved credit card offers. Earlier this year we made the strategic decision to partner with a credit bureau to enable real-time credit decisioning for both authenticated and unauthenticated consumer traffic, while also providing enhanced fraud protection. Live testing with card issuers has already begun. We are excited about the opportunity this presents for our credit card business in 2024 and beyond.

Our third quarter adjusted EBITDA of $22 million, up 122% YoY, achieved the high end of our forecasted range. The sharp increase was driven by a $19 million decline in operating expenses from ongoing cost saving initiatives and a $16 million decrease in brand spend. Although revenue declined 35% YoY to $155 million, our variable marketing margin decreased 9% due to more efficient operating performance across segments.

We view the 14% adjusted EBITDA margin we earned in this challenging business environment as a testament to the strength of our business model and our commitment to expense discipline. Going forward

Q3.2023	1

we will continue to run the business with efficiency and capital discipline top of mind, while making small targeted investments to accelerate our revenue recovery when conditions eventually improve.

The current economic backdrop has negatively impacted our revenue for several quarters now, with successive Fed rate increases having their intended effect of tightening financial conditions. Consumers have remained consistent in their search for financial products, but the availability of credit has contracted. Lenders are less inclined to make loans in an environment with high inflation and a significantly increased cost of capital. Our team has responded by reducing expenses, driving efficiencies to improve segment margins, narrowing our growth initiatives to the most high conviction projects, and maintaining a significant cash balance to help address future debt maturities. Ultimately, we expect the benefit from this work will show up when the cycle turns through improving margins and higher revenue growth rates.

Thank you for your continued support.

Sincerely,

Doug Lebda                Trent Ziegler
Chairman & CEO            CFO

Q3.2023	2

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2023			2022		Y/Y
	Q3	Q2	Q1	Q4	Q3	% Change

Total revenue	$155.2	$182.5	$200.5	$202.1	$237.8	(35)%

(Loss) income before income taxes	$(152.0)	$0.1	$13.9	$(11.3)	$(22.8)	(567)%
Income tax benefit (expense)	$3.5	$(0.2)	$(0.4)	$0.9	$(135.9)	103%
Net (loss) income	$(148.5)	$(0.1)	$13.5	$(10.4)	$(158.7)	6%
Net (loss) income % of revenue	(96)%	—%	7%	(5)%	(67)%

(Loss) income per share
Basic	$(11.43)	$(0.01)	$1.05	$(0.81)	$(12.44)
Diluted	$(11.43)	$(0.01)	$1.04	$(0.81)	$(12.44)

Variable marketing margin
Total revenue	$155.2	$182.5	$200.5	$202.1	$237.8	(35)%
Variable marketing expense (1) (2)	$(87.5)	$(106.0)	$(124.4)	$(124.0)	$(163.1)	(46)%
Variable marketing margin (2)	$67.7	$76.5	$76.1	$78.1	$74.7	(9)%
Variable marketing margin % of revenue (2)	44%	42%	38%	39%	31%

Adjusted EBITDA (2)	$21.8	$26.7	$14.5	$16.7	$9.8	122%
Adjusted EBITDA % of revenue (2)	14%	15%	7%	8%	4%

Adjusted net income (loss) (2)	$7.9	$14.7	$3.2	$4.9	$(4.6)	272%

Adjusted net income (loss) per share (2)	$0.61	$1.14	$0.25	$0.38	$(0.36)	269%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q3.2023	3

Q3 2023 CONSOLIDATED RESULTS

Consolidated revenue of $155.2 million declined 35% over the prior year, driven by a 49% decline in Home revenue, a 22% decrease in Insurance revenue, and a 34% decline in Consumer.

We recorded a GAAP net loss of $(148.5) million or $(11.43) per diluted share. Included in that number is a $2.0 million restructuring and severance charge, primarily related to executive severance. During the quarter, we recorded an impairment charge on one of our investments in equity securities of $113.1 million and we recorded a goodwill impairment charge of $38.6 million related to our insurance reporting unit.

Variable Marketing Margin of $67.7 million declined 9% over prior year, due to the decline in revenue across all three operating segments, offset by improved segment profit margins in Insurance and Consumer.

Adjusted EBITDA was $21.8 million, a 14% margin on revenue.

Adjusted net income of $7.9 million translates to $0.61 per share.

Q3.2023	4

SEGMENT RESULTS

(millions)	2023			2022		Y/Y
	Q3	Q2	Q1	Q4	Q3	% Change
Home (1)
Revenue	$33.4	$41.6	$43.7	$48.6	$64.9	(49)%
Segment profit	$11.3	$13.3	$15.1	$16.3	$24.1	(53)%
Segment profit % of revenue	34%	32%	35%	34%	37%

Consumer (2)
Revenue	$67.3	$82.5	$79.7	$86.2	$102.7	(34)%
Segment profit	$34.4	$40.7	$34.9	$41.7	$45.8	(25)%
Segment profit % of revenue	51%	49%	44%	48%	45%

Insurance (3)
Revenue	$54.5	$58.4	$77.1	$67.0	$70.2	(22)%
Segment profit	$23.4	$24.8	$30.2	$25.6	$22.6	4%
Segment profit % of revenue	43%	42%	39%	38%	32%

Other Category (4)
Revenue	$—	$—	$—	$0.2	$—	—%
(Loss) profit	$—	$(0.3)	$(0.2)	$(0.1)	$(0.2)	100%

Total
Revenue	$155.2	$182.5	$200.5	$202.1	$237.8	(35)%
Segment profit	$69.1	$78.5	$80.0	$83.4	$92.3	(25)%
Segment profit % of revenue	45%	43%	40%	41%	39%

Brand marketing expense (5)	$(1.4)	$(2.0)	$(3.9)	$(5.3)	$(17.6)	(92)%

Variable marketing margin	$67.7	$76.5	$76.1	$78.1	$74.7	(9)%
Variable marketing margin % of revenue	44%	42%	38%	39%	31%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans. We ceased offering reverse mortgage loans in Q4 2022.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and debt settlement. We ceased offering credit repair with the closing of Ovation at the end of Q2 2023.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q3.2023	5

HOME

Home segment revenue of $33.4 million and profit of $11.3 million were down 49% and 53% YoY, respectively. Lower close rates at our lenders increased their cost per funded loan, which in-turn pressures our revenue per lead, or RPL. Lower competition for digital advertising, which causes lower cost per lead, or CPL, helped offset most of our drop in pricing to generate a 34% segment margin, three points lower from a year ago. We continue to focus on driving CPL lower to improve efficiency while maintaining quality for our partners.

Home equity revenue was $20.1 million, a decline of 31% YoY. The Prime benchmark rate for home equity loans has climbed to 8.5% and is a typical rate for high quality borrowers, while lower credit score consumers expect to pay an additional mark-up. Although this cost of debt is lower than a personal loan or credit card, it still adds significant interest expense burden to already stretched household finances. As a result, we have seen customer demand for home equity loans recede the last few months.

Home equity loans remain the best opportunity for our lenders given the environment. The team has collaborated to cross-sell personal loan applicants who are homeowners and do not receive offers into home equity lenders. This solution can provide the consumer with access to funding and helps us maintain a robust home equity marketplace for our partners. Ultimately we believe the housing market will need to experience some combination of lower interest rates, lower home prices or more for sale inventory before the Home segment can sustainably improve performance.

CONSUMER

Our Consumer segment revenue of $67.3 million was down 34% YoY, while profit of $34.4 million was down 25%, as segment margin improved to 51% versus 45% a year ago.

Personal loans revenue of $26.5 million was down 30% YoY. We saw close rates decline modestly during the quarter, and expect this trend to continue in Q4 partially due to normal seasonality, but also as some lenders on our network have proactively tightened underwriting criteria further with the resumption of student loan payments in October. We are in the midst of multiple platform migrations that will enable more customization and optimization of personal lender offers on our platform. Our goal is to offer up the right options to the right customers at the right time to increase conversion rates which leads to incremental revenue based on our cost per funded loan model without incremental marketing costs.

Credit card generated Q3 revenue of $14.6 million, down 40% YoY. We have been increasingly strategic with our marketing spend, and have optimized our landing pages following our Lightspeed implementation to improve redirect and approval rate, which has led to improved margin performance.

Small business revenue also slowed from a year ago, decreasing 28%. A continuation of lower close rates due to tighter credit requirements at lenders remains the key headwind for the business. Not surprisingly, lenders are favoring business owners that have been operating for several years, have strong annual revenue generation and high credit scores. Competition for these borrowers remains strong, as does the cost to attract them to our platform. We have been working on several initiatives to solidify the business given the weaker economic backdrop. We also enhanced our application form by adding a connection to Plaid to enrich the applicants data for lenders, added four new lenders to our network to expand coverage, and have continued rightsizing affiliate partners based on cost and quality.

Q3.2023	6

INSURANCE

Revenue of $54.5 million was down 22% with segment profit of $23.4 million increasing 4% from the year ago period. Our carrier partners have been asking for and receiving successive price increases across most states over the last two years, as persistent loss cost inflation negatively impacted underwriting results. Recent commentary from carriers has been optimistic regarding marketing budgets as we enter 2024. The positive impact from premium increases on loss ratios, combined with broad declines in used car prices and other components of auto loss cost, should help our record volume of customers searching for auto insurance find an increasingly competitive partner marketplace moving into next year.

It appears inflationary pressure in the auto insurance market has abated. Specifically, used car prices tracked by the Manheim U.S. Used Vehicle Index has recorded YoY declines on a monthly basis dating back to September, 2022. Many carriers have also publicly commented that successive price increases over the last two years appear to have finally brought underwriting profitability closer to acceptable levels.

Segment margin improved to 43% in Q3, up 11 points from the year ago period. We have maintained a laser focus on efficiency and adapting to changing carrier needs throughout this hard market cycle. These efforts helped us control costs and improve quality despite industry profitability challenges.

During the quarter aggressive shopping from consumers resulted in all time high volume that increased 18% from Q3 2022. We continue to expand our network of local insurance agents which, coupled with the strong consumer demand, drove a 17% YoY increase in volume to local agents. Our non-P&C verticals, namely Medicare, Health and Life insurance, also generated a strong 32% YoY increase in volume.

We are encouraged by our ability to drive margin improvement and attract record consumer traffic. Coupled with the encouraging outlook from our carrier partners, we expect the business is well positioned to generate improved financial performance as we move into next year.

Q3.2023	7

SPRING (previously MyLendingTree)

The Spring membership base grew to 27.6 million at the end of Q3, increasing by 15% over the prior year period. We attribute $20.7 million of revenue in Q3 to registered Spring members across our platform, down 30.0% YoY. A decline in contribution from Mortgage accounted for most of the change.

We have re-platformed Spring to improve speed and allow us to build native app experiences for our members, which will allow us to create more engaging experiences for them as we roll-out new features. Our team also rebuilt Spring's analytics and reporting, allowing us better insight into how members are engaging with the experience.

We consider certain metrics related to Spring set forth below to help us evaluate our business and growth trends and assess operational efficiencies. The calculation of the metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts or investors.

(millions)	2023			2022		Y/Y
Spring	Q3	Q2	Q1	Q4	Q3	% Change

Cumulative Sign-ups (at quarter-end)	27.6	26.9	25.8	24.8	23.9	15%

Revenue Contribution (1)	$20.7	$22.3	$19.6	$22.9	$29.5	(30)%
% of total revenue	13.3%	12.2%	9.8%	11.3%	12.4%

(1) Includes revenue attributed to registered Spring members across the LendingTree platform, both in-App and outside of the App.

BALANCE SHEET & CASH FLOW

At quarter-end our cash balance grew to $176 million from $163 million in the second quarter. We continue to evaluate opportunities to repurchase our July, 2025 0.5% convertible notes at a discount, similar to the transaction we completed earlier this year. However, we remain disciplined on price given the low interest rate we pay on this debt relative to the current yield we earn on our cash. Management is focused on meeting this maturity in the most efficient way possible for shareholders.

During the quarter we generated $13 million of free cash flow (operating cash flow less capital expenditures). We believe our ability to continuously generate positive cash despite the significant revenue decline we have experienced is a testament to the flexibility of our business model and the level of fixed cost we have removed from the Company over the last year. For perspective, our headcount at the end of Q3 was down by over 30% from a year ago, and our fixed cost run-rate is now below 2019 levels. We expect the work we have done to right size our expense base will help generate strong operating leverage in an improving revenue environment.

Q3.2023	8

FINANCIAL OUTLOOK*

Today we are updating our outlook for full-year 2023.
▪Revenue of $670 - $680 million compared to the prior range of $680 - $700 million
▪Variable Marketing Margin of $275 - $285 million vs prior range of $275 - $290 million
▪Adjusted EBITDA of $74 - $80 million vs prior range of $70 - $80 million
Our updated outlook implies the following for fourth-quarter 2023:
▪Revenue: $132 - $142 million
▪Variable Marketing Margin: $55 - $65 million
▪Adjusted EBITDA: $11 - $17 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q3.2023	9

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands, except per share amounts)
Revenue	$155,188	$237,836	$538,149	$782,937
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	7,570	14,105	30,632	44,240
Selling and marketing expense (1)	97,244	176,875	350,420	565,569
General and administrative expense (1)	26,380	39,540	92,223	115,808
Product development (1)	10,840	14,043	36,096	42,413
Depreciation	4,760	5,274	14,239	15,024
Amortization of intangibles	1,981	6,582	6,012	21,574
Goodwill impairment	38,600	—	38,600	—
Restructuring and severance (1)	1,955	—	9,967	3,760
Litigation settlements and contingencies	(150)	(7)	350	(41)
Total costs and expenses	189,180	256,412	578,539	808,347
Operating loss	(33,992)	(18,576)	(40,390)	(25,410)
Other income (expense), net:
Interest (expense) income, net	(7,097)	(5,720)	10,992	(19,990)
Other (expense) income	(110,910)	1,523	(108,637)	1,806
Loss before income taxes	(151,999)	(22,773)	(138,035)	(43,594)
Income tax benefit (expense)	3,534	(135,911)	2,912	(133,954)
Net loss and comprehensive loss	$(148,465)	$(158,684)	$(135,123)	$(177,548)

Weighted average shares outstanding:
Basic	12,993	12,758	12,919	12,794
Diluted	12,993	12,758	12,919	12,794
Net loss per share:
Basic	$(11.43)	$(12.44)	$(10.46)	$(13.88)
Diluted	$(11.43)	$(12.44)	$(10.46)	$(13.88)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$66	$417	$311	$1,252
Selling and marketing expense	1,127	2,198	4,207	6,522
General and administrative expense	5,828	11,212	19,721	32,685
Product development	1,571	1,748	4,760	6,448
Restructuring and severance	1,262	—	2,328	1,083

Q3.2023	10

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2023	December 31, 2022
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$175,580	$298,845
Restricted cash and cash equivalents	3	124
Accounts receivable, net	64,334	83,060
Prepaid and other current assets	26,959	26,250
Assets held for sale	—	5,689
Total current assets	266,876	413,968
Property and equipment, net	54,199	59,160
Operating lease right-of-use assets	63,565	67,050
Goodwill	381,539	420,139
Intangible assets, net	52,302	58,315
Equity investments	60,076	174,580
Other non-current assets	6,426	6,101
Total assets	$884,983	$1,199,313

LIABILITIES:
Current portion of long-term debt	$2,500	$2,500
Accounts payable, trade	1,560	2,030
Accrued expenses and other current liabilities	66,986	75,095
Liabilities held for sale	—	2,909
Total current liabilities	71,046	82,534
Long-term debt	625,749	813,516
Operating lease liabilities	82,822	88,232
Deferred income tax liabilities	2,494	6,783
Other non-current liabilities	253	308
Total liabilities	782,364	991,373
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 16,357,312 and 16,167,184 shares issued, respectively, and 13,001,846 and 12,811,718 shares outstanding, respectively	164	162
Additional paid-in capital	1,219,055	1,189,255
Accumulated deficit	(850,422)	(715,299)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	102,619	207,940
Total liabilities and shareholders' equity	$884,983	$1,199,313

Q3.2023	11

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Nine Months Ended September 30,
	2023	2022
	(in thousands)
Cash flows from operating activities:
Net loss and comprehensive loss	$(135,123)	$(177,548)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on impairments and disposal of assets	5,255	4,261
Amortization of intangibles	6,012	21,574
Depreciation	14,239	15,024
Non-cash compensation expense	31,327	47,990
Deferred income taxes	(4,289)	133,943
Bad debt expense	1,803	2,708
Amortization of debt issuance costs	3,473	5,443
Write-off of previously-capitalized debt issuance costs	2,373	—
Amortization of debt discount	—	1,475
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(3,118)	(890)
Gain on settlement of convertible debt	(34,308)	—
Loss on impairment of investments	114,504	—
Loss on impairment of goodwill	38,600	—
Changes in current assets and liabilities:
Accounts receivable	18,276	(1,380)
Prepaid and other current assets	(525)	(6,271)
Accounts payable, accrued expenses and other current liabilities	(11,878)	(19,149)
Income taxes receivable	1,115	(389)
Other, net	(1,044)	(469)
Net cash provided by operating activities	46,692	26,322
Cash flows from investing activities:
Capital expenditures	(9,928)	(8,970)
Equity investments	—	(16,440)
Net cash used in investing activities	(9,928)	(25,410)
Cash flows from financing activities:
Proceeds from term loan	—	250,000
Repayment of term loan	(1,250)	(625)
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(1,527)	(3,292)
Purchase of treasury stock	—	(43,009)
Repurchase of 0.50% Convertible Senior Notes	(156,294)	—
Repayment of 0.625% Convertible Senior Notes	—	(169,659)
Payment of debt costs	(1,079)	(4)
Net cash (used in) provided by financing activities	(160,150)	33,411
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(123,386)	34,323
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	298,969	251,342
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$175,583	$285,665

Q3.2023	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(in thousands)
Selling and marketing expense	$97,244	$116,065	$137,111	$136,669	$176,875
Non-variable selling and marketing expense (1)	(9,805)	(10,107)	(12,712)	(12,717)	(13,731)
Variable marketing expense	$87,439	$105,958	$124,399	$123,952	$163,144

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2023	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to variable marketing margin and net (loss) income % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(in thousands, except percentages)
Net (loss) income	$(148,465)	$(115)	$13,457	$(10,404)	$(158,684)
Net (loss) income % of revenue	(96)%	—%	7%	(5)%	(67)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	7,570	9,302	13,760	13,529	14,105
Non-variable selling and marketing expense (1)	9,805	10,107	12,712	12,717	13,731
General and administrative expense	26,380	29,160	36,683	36,575	39,540
Product development	10,840	10,601	14,655	13,140	14,043
Depreciation	4,760	4,684	4,795	5,071	5,274
Amortization of intangibles	1,981	1,982	2,049	3,732	6,582
Goodwill impairment	38,600	—	—	—	—
Restructuring and severance	1,955	3,558	4,454	668	—
Litigation settlements and contingencies	(150)	488	12	23	(7)
Interest expense (income), net	7,097	6,940	(25,029)	6,024	5,720
Other expense (income)	110,910	(439)	(1,834)	(2,037)	(1,523)
Income tax (benefit) expense	(3,534)	227	395	(935)	135,911
Variable marketing margin	$67,749	$76,495	$76,109	$78,103	$74,692
Variable marketing margin % of revenue	44%	42%	38%	39%	31%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2023	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to adjusted EBITDA and net (loss) income % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(in thousands, except percentages)
Net (loss) income	$(148,465)	$(115)	$13,457	$(10,404)	$(158,684)
Net (loss) income % of revenue	(96)%	—%	7%	(5)%	(67)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,981	1,982	2,049	3,732	6,582
Depreciation	4,760	4,684	4,795	5,071	5,274
Restructuring and severance	1,955	3,558	4,454	668	—
Loss on impairments and disposal of assets	88	140	5,027	2,329	834
Loss on impairment of investments	113,064	1,440	—	—	—
Goodwill impairment	38,600	—	—	—	—
Non-cash compensation	8,592	9,204	11,203	11,634	15,575
Contribution to LendingTree Foundation	—	—	—	500	—
Acquisition expense	—	4	(9)	106	104
Litigation settlements and contingencies	(150)	488	12	23	(7)
Interest expense (income), net	7,097	6,940	(25,029)	6,024	5,720
Dividend income	(2,154)	(1,879)	(1,834)	(2,037)	(1,523)
Income tax (benefit) expense	(3,534)	227	395	(935)	135,911
Adjusted EBITDA	$21,834	$26,673	$14,520	$16,711	$9,786
Adjusted EBITDA % of revenue	14%	15%	7%	8%	4%

Q3.2023	15

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to adjusted net income (loss) and net (loss) income per diluted share to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(in thousands, except per share amounts)
Net (loss) income	$(148,465)	$(115)	$13,457	$(10,404)	$(158,684)
Adjustments to reconcile to adjusted net income (loss):
Restructuring and severance	1,955	3,558	4,454	668	—
Goodwill impairment	38,600	—	—	—	—
Loss on impairments and disposal of assets	88	140	5,027	2,329	834
Loss on impairment of investments	113,064	1,440	—	—	—
Non-cash compensation	8,592	9,204	11,203	11,634	15,575
Contribution to Lendingtree Foundation	—	—	—	500	—
Acquisition expense	—	4	(9)	106	104
Litigation settlements and contingencies	(150)	488	12	23	(7)
Gain on extinguishment of debt	—	—	(30,897)	—	—
Income tax (benefit) expense from adjusted items	(5,764)	—	—	—	(3,842)
Excess tax expense from stock-based compensation	—	—	—	—	1,752
Income tax expense from valuation allowance	—	—	—	—	139,670
Adjusted net income (loss)	$7,920	$14,719	$3,247	$4,856	$(4,598)

Net (loss) income per diluted share	$(11.43)	$(0.01)	$1.04	$(0.81)	$(12.44)
Adjustments to reconcile net (loss) income to adjusted net income (loss)	12.04	1.15	(0.79)	1.19	12.08
Adjustments to reconcile effect of dilutive securities	—	—	—	—	—
Adjusted net income (loss) per share	$0.61	$1.14	$0.25	$0.38	$(0.36)

Adjusted weighted average diluted shares outstanding	12,999	12,928	12,935	12,793	12,758
Effect of dilutive securities	6	13	—	2	—
Weighted average diluted shares outstanding	12,993	12,915	12,935	12,791	12,758
Effect of dilutive securities	—	—	89	—	—
Weighted average basic shares outstanding	12,993	12,915	12,846	12,791	12,758

Q3.2023	16

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel related expenses. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

Q3.2023	17

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) expense from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Q3.2023	18

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2022, in our Quarterly Report on Form 10-Q for the period ended June 30, 2023, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q3.2023	19